Exhibit 99.1

RepliGen	Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453 Telephone: 781-250-0111 Telefax: 781-250-0115
FOR IMMEDIATE RELEASE

CONTACT:

Laura Whitehouse

VP, Market Development

(781) 419-1812

Repligen Reports Third Quarter Fiscal Year 2010 Financial Results

WALTHAM, MA – February 4, 2010 – Repligen Corporation (NASDAQ: RGEN) today reported results for the third quarter of fiscal year 2010, ended December 31, 2009. Total revenue for the quarter was $5,617,000 compared to total revenue of $6,018,000 for the third quarter of fiscal year 2009 ended December 31, 2008. Total revenue for the third quarter of fiscal year 2010 was comprised of Protein A product revenue of $2,865,000 and royalty and research revenue of $2,752,000, consisting primarily of royalty payments from Bristol-Myers Squibb on the U.S. sales of Orencia®.

Operating expenses for the third quarter of fiscal year 2010 were $6,987,000 compared to $6,556,000 for the same time period in fiscal year 2009. This increase in operating expenses of $431,000 is primarily due to expenses of approximately $500,000 associated with our exclusive license from the Families of Spinal Muscular Atrophy to compounds which may have utility in treating spinal muscular atrophy as well as expenses associated with initial program research activities. Selling, general and administrative expenses have also increased $310,000 due to expanded business development and marketing activities compared to the prior year.

Net loss for the third quarter of fiscal year 2010 was $349,000 or $0.01 per diluted share, compared to a net gain for the third quarter of fiscal year 2009 of $18,000 or $0.00 per diluted share. Cash, cash equivalents and marketable securities as of December 31, 2009 were $61,446,000 compared to $63,961,000 as of March 31, 2009.

“We are pleased to have bolstered our pipeline this quarter by in-licensing a program in Spinal Muscular Atrophy as well as to have received additional research support from the Muscular Dystrophy Association for our Friedreich’s ataxia program,” stated Walter C. Herlihy, President and Chief Executive Officer of Repligen Corporation. “Our financial resources will allow us to continue to advance our development programs and pursue the acquisition of additional products for our therapeutic and bioprocessing businesses in 2010 to continue to build value for investors.”

For the nine-month period ended December 31, 2009, total revenue was $16,099,000 compared to $24,768,000 for the same period in fiscal year 2009. The prior year results were favorably impacted by a one-time payment of $6,330,000 by Bristol Myers Squibb Company for royalties on the U.S. sales of Orencia® prior to the April 2008 patent licensing agreement. Operating expenses for the nine-month period ended December 31, 2009 were $20,103,000 compared to $17,672,000 for the same period in fiscal year 2009. Net loss for the nine-month period ended December 31, 2009 was $2,435,000 or $0.08 per diluted share compared to a net gain of $8,439,000 or $0.27 per diluted share for the same period in fiscal year 2009.

Corporate Update

Therapeutics Business

RG1068 for Imaging of the Pancreas

In December, we reported top-line results from our Phase 3 clinical trial to evaluate the safety and efficacy of RG1068, synthetic human secretin, to improve magnetic resonance imaging (MRI) of the pancreas in patients with a history of pancreatitis. The study’s co-primary endpoints were to assess the sensitivity and specificity of RG1068 in conjunction with MRI for the detection of pancreatic duct abnormalities compared to MRI alone. The predetermined criteria for a successful study were achievement of a statistically significant improvement in sensitivity with minimal loss in specificity from two of the three central radiologists reading the MRI images. In this study, one radiologist achieved a statistically significant improvement in sensitivity with RG1068 (p<0.001) while a second radiologist showed a trend but did not achieve statistical significance (p=0.088). There was a minimal loss in specificity for all radiologists. While it was not a pre-specified endpoint, pooled data from all three radiologists resulted in a statistically significant improvement in sensitivity with RG1068 (p=0.005) with minimal loss in specificity. Further development plans for RG1068 will be determined following discussion of these results with the Food and Drug Agency and the European Medicines Agency.

RG2417 for Bipolar Disorder

We are currently enrolling a Phase 2b clinical trial of RG2417, an oral formulation of uridine, in patients with bipolar depression. This is a multi-center, randomized, double-blind, placebo-controlled clinical trial in which approximately 150 patients with bipolar depression will receive either RG2417 or a placebo twice a day for eight weeks. The study is designed to assess the safety and efficacy of RG2417 on the symptoms of depression as measured by the Montgomery-Asberg Depression Rating Scale (MADRS) and the Clinical Global Impression of Change in Bipolar Disorder scale (CGI-BP-C). There are more than five million adults worldwide with bipolar disorder.

HDAC-3 Inhibitors for Friedreich’s Ataxia

In December we announced that we received $731,000 in research funding from the Muscular Dystrophy Association to support the ongoing development of new treatments for Friedreich’s ataxia. We are currently developing inhibitors of histone deacetylase 3 (HDAC-3’s) for the treatment of inherited neurodegenerative diseases such as Friedreich’s ataxia. Preclinical studies have shown that specific HDAC-3 inhibitors increase production of the protein frataxin which may have the potential to arrest disease progression in patients with Friedreich’s ataxia. We have identified a potential clinical candidate and we are currently completing preclinical GLP toxicology testing and GMP manufacture of a drug candidate in preparation for human clinical trials.

DCPS Inhibitors for Spinal Muscular Atrophy

In October, we entered into an exclusive license agreement with Families of Spinal Muscular Atrophy (FSMA) for intellectual property covering compounds which may have utility in treating Spinal Muscular Atrophy (SMA). SMA is an inherited neurodegenerative disease in which a defect in the SMN1 (“survival motor neuron”) gene results in low levels of the protein SMN and leads to progressive damage to motor neurons, loss of muscle function and, in many patients, early death. The licensed compounds increase the production of SMN in cells derived from patients. Further testing of these compounds in two transgenic mouse models of SMA demonstrated significantly increased survival suggesting potential clinical utility. SMA is diagnosed in approximately one in every 6,000 births in the United States and Europe where the estimated prevalence is approximately 20,000 patients. There is currently no treatment or cure for SMA.

Bioprocessing Business

GE Healthcare Supply Agreement

In January we announced that we have extended our longstanding relationship with GE Healthcare Bio-Sciences AB by entering into a five-year supply agreement for recombinant Protein A, a consumable used in the manufacture of monoclonal antibodies, a highly successful class of biopharmaceutical. Repligen is the world’s leading supplier of recombinant Protein A and has manufactured recombinant Protein A for GE Healthcare for more than 10 years. This agreement provides for Repligen to continue to be a strategic supplier to GE Healthcare through 2014. GE Healthcare sells chromatography products which incorporate Repligen’s recombinant Protein A to the biopharmaceutical industry for the manufacture of monoclonal antibodies

Patent on Recombinant Protein A

Recently we announced that we have received a Notice of Allowance from the United States Patent and Trademark Office for a patent covering a recombinant form of Protein A which is identical in structure to the commercial form of Protein A from Staphylococcus aureus which is used in the production of many of the world’s approved monoclonal antibodies. The patent, which will remain in force until 2028, covers a new Repligen proprietary product which is now available in commercial quantities. This product has been developed as an alternative to the legacy Staphylococcus aureus Protein A and will be the basis of Repligen’s future chromatography product development. Proteins manufactured with recombinant technology have multiple advantages over a natural source such as Staphylococcus aureus including higher quality, product consistency and purity as well as improved supply chain security and a lower cost of production.

Quarterly Conference Call

Repligen will host a conference call and webcast on Thursday, February 4th at 10:00 a.m. EST, to review financial results. This call can be accessed via Repligen’s website at www.repligen.com or by calling (800) 510-9836 for domestic calls and (617) 614-3670 for international calls. Participants must provide the following passcode: 51466310.

About Repligen Corporation

Repligen Corporation is a biopharmaceutical company focused on the development of novel therapeutics for neurological disorders. In addition, we are the world’s leading supplier of recombinant Protein A, the sales of which partially fund the advancement of our development pipeline while supporting our financial stability. Repligen’s corporate headquarters are located at 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. Additional information may be requested from www.repligen.com.

REPLIGEN CORPORATION

STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended December 31,		Nine months ended December 31,
	2009	2008	2009	2008
Revenue:
Product revenue	$2,865,377	$3,293,615	$8,079,546	$11,971,261
Royalty and other revenue	2,751,971	2,723,983	8,019,250	12,796,505

Total revenue	5,617,348	6,017,598	16,098,796	24,767,766

Operating expenses:
Cost of product revenue	1,084,793	1,286,658	3,273,731	4,343,703
Cost of royalty and other revenue	343,031	285,941	1,001,833	821,552
Research and development	3,845,526	3,579,229	10,707,371	8,126,774
Selling, general and administrative	1,713,750	1,403,881	5,119,726	4,380,219

Total operating expenses	6,987,100	6,555,709	20,102,661	17,672,248

Income (loss) from operations	(1,369,752)	(538,111)	(4,003,865)	7,095,518
Investment income	186,668	473,069	736,450	1,520,890
Interest expense	(620)	(1,266)	(1,972)	(2,287)

Income (loss) before income taxes	(1,183,704)	(66,308)	(3,269,387)	8,614,121
Income tax (benefit) provision	(834,766)	(84,690)	(834,766)	174,855

Net income (loss)	$(348,938)	$18,382	$(2,434,621)	$8,439,266

Earnings (loss) per share:
Basic	$(0.01)	$—	$(0.08)	$0.27

Diluted	$(0.01)	$—	$(0.08)	$0.27

Weighted average shares outstanding:
Basic	30,758,559	30,809,445	30,748,845	31,043,093

Diluted	30,758,559	31,024,685	30,748,845	31,395,551

	December 31, 2009	March 31, 2009
Balance Sheet Data:
Cash, cash equivalents and marketable securities*	$61,446,260	$63,960,564
Working capital	51,384,529	50,234,803
Total assets	71,507,509	73,754,742
Long-term obligations	54,951	82,398
Accumulated deficit	(116,291,883)	(113,857,261)
Stockholders’ equity	67,515,117	69,123,431

*	does not include restricted cash

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding current or future financial performance and position, management’s strategy, plans and objectives for future operations, plans and objectives for product development, plans and objectives for present and future clinical trials and results of such trials, plans and objectives for regulatory approval, litigation, intellectual property, product development, manufacturing plans and performance such as the anticipated growth in the monoclonal antibody market and our other target markets and projected growth in product sales, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the success of current and future collaborative relationships, the market acceptance of our products, our ability to compete with larger, better financed pharmaceutical and biotechnology companies, new approaches to the treatment of our targeted diseases, our expectation of incurring continued losses, our uncertainty of product revenues and profits, our ability to generate future revenues, our ability to raise additional capital to continue our drug development programs, the success of our clinical trials, our ability to develop and commercialize products, our ability to obtain required regulatory approvals, our compliance with all Food and Drug Administration regulations, our ability to obtain, maintain and protect intellectual property rights for our products, the risk of litigation regarding our intellectual property rights, our limited sales and manufacturing capabilities, our dependence on third-party manufacturers and value added resellers, our ability to hire and retain skilled personnel, our volatile stock price, and other risks detailed in Repligen’s filings with the Securities and Exchange Commission. Repligen assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

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